CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 98 to the registration statement on Form N-1A (File No.33-56339) (“Registration Statement”) of our report dated November 6, 2009, relating to the financial statements and financial highlights appearing in the November 30, 2009 Annual Report of Putnam International New Opportunities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 25, 2010